Exhibit 4.1

Gopher Protocol Inc.

c/o Olga Sashcenovasiliy

Vasiliy Jukovskiy Str. 3

B2AP38

Kiev 03127 Ukraine

March 2, 2015

Vadim Vaynter, President

GV Global Communications, Inc.

Re: 10% Convertible Debenture

Mr. Vaynter and Mr. Kleyman:

Reference is hereby made to that certain 10% Convertible Debenture held by GV Global Communications, Inc. originally issued on October 6, 2009 and exchanged on January 19, 2015 (the “GV Debenture”). The parties hereby confirm that the Set Price set forth in the GV Debenture is $0.0075273. The parties hereby further confirm that it was the intent of the parties that the Set Price not be impacted by the 1:1,000 reverse stock split implemented on February 24, 2015. Accordingly, the Set Price shall remain as $0.0075273.

GOPHER PROTOCOL INC.

By:	/s/ Igwekali Reginald Emmanuel
Name:	Igwekali Reginald Emmanuel
Title:	CEO

ACKNOWLEDGED AND AGREED:

GV GLOBAL COMMUNICATIONS, INC.

By: /s/Avady Vaynter

Name: Avady Vaynter

Title: President and Director.

I the undersigned I. Kleyman buyer of said note hereby sign my ACKNOWLEDGED AND AGREED as well:

By: /s/Itzhak Kleyman

Name: Itzhak Kleyman, Individual